Exhibit 4.1

SPECIMEN UNIT CERTIFICATE

NUMBER U–[ ]	[ ] UNITS

SEE REVERSE FOR CERTAIN DEFINITIONS	CUSIP [ ]

G&P Acquisition Corp.

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND
ONE-HALF OF ONE REDEEMABLE WARRANT, EACH WHOLE WARRANT ENTITLING THE
HOLDER TO PURCHASE ONE SHARE OF
CLASS A COMMON STOCK

THIS CERTIFIES THAT [                  ] is the owner of Units.

Each unit (“Unit”) consists of one (1) share of Class A common stock, par value $0.0001 per share (“Common Stock”), of G&P Acquisition Corp., a Delaware corporation (the “Corporation”), and one-half (1/2) of one redeemable warrant (each whole warrant, a “Warrant”). Each whole Warrant entitles the holder to purchase one (1) share (subject to adjustment) of Common Stock for $11.50 per share (subject to adjustment). Only whole Warrants are exercisable. Each whole Warrant will become exercisable on the later of (i) thirty (30) days after the Corporation’s completion of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each, a “Business Combination”) and (ii) twelve (12) months from the closing of the Corporation’s initial public offering, and will expire unless exercised before 5:00 p.m., New York City time, on the date that is five (5) years after the date on which the Corporation completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Common Stock and Warrants comprising the Units represented by this certificate are not transferable separately prior to [              ], 2021, unless BMO Capital Markets Corp. elects to allow earlier separate trading, subject to the Corporation’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Corporation’s receipt of the gross proceeds of the Corporation’s initial public offering and issuing a press release announcing when separate trading will begin. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The terms of the Warrants are governed by that certain Warrant Agreement, dated as of [             ], 2021 (as amended, supplemented or otherwise modified from time to time, the “Warrant Agreement”), by and between the Corporation and Continental Stock Transfer & Trust Company, as warrant agent (in such capacity, the “Warrant Agent”), and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at One State Street, 30th Floor, New York, New York 10004, and are available to any holder of a Warrant on written request and without cost.

Upon the consummation of an initial Business Combination, the Units represented by this certificate will automatically separate into the shares of Common Stock and Warrants comprising such Units.

This certificate is not valid unless countersigned by Continental Stock Transfer & Trust Company, in its capacity as the transfer agent, and registered by the registrar of the Corporation.

This certificate shall be governed by, and construed in accordance with, the internal laws of the State of New York.

Witness the facsimile signature of its duly authorized officers.

By:		By:
	Name:		Name:
	Title:		Title:

G&P Acquisition Corp.

The Corporation will furnish without charge to each holder of the Units who so requests a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT —		Custodian

TEN ENT	—	as tenants by the entireties		(Cust)		(Minor)

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act (State)

Additional abbreviations may also be used though not in the above list.

For value received, hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER(S) OF ASSIGNEE(S))

(PLEASE PRINT OR TYPEWRITE NAME(S) AND ADDRESS(ES), INCLUDING ZIP CODE, OF
ASSIGNEE(S))

Units represented by the within certificate, and does hereby irrevocably constitute and appoint

Attorney to transfer the said Units on the books of the within named Corporation with full power of substitution in the premises.

Dated: _____________________

Notice: The signature(s) to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatsoever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE).

As more fully described in the Corporation’s final prospectus, dated [     ], 2021, the holder(s) of the Corporation’s Common Stock shall be entitled to receive a pro rata portion of certain funds held in the trust account established in connection with the Corporation’s initial public offering only in the event that (i) the Corporation redeems the shares of Common Stock sold in its initial public offering and liquidates because it does not consummate an initial business combination by [                  ] (or by [      ] in certain circumstances), or such later date, if such period is extended pursuant to the Corporation’s second amended and restated certificate of incorporation (as further amended, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”), (ii) the Corporation redeems the shares of Common Stock sold in its initial public offering in connection with a stockholder vote to amend the Certificate of Incorporation to modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with an initial business combination or to redeem 100% of the Common Stock if it does not consummate an initial business combination by [                     ] (or by [     ] in certain circumstances) or such later date, if such period is extended pursuant to the Certificate of Incorporation, or with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective shares of Common Stock in connection with a tender offer (or proxy solicitation, solely in the event the Corporation seeks stockholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.